POWER OF ATTORNEY

The undersigned Harold E. Ford hereby designates, constitutes and appoints each of Clarence A. Davis, Nigel P. Hebborn and Brian R. Haskell and any person duly elected as Secretary of Nestor, Inc. singly, my true and lawful attorney and authorizes each of them singly to sign for me and in my name any Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5, such power and authority to remain in force until December 31, 2009.

IN WITNESS WHEREOF, the undersigned has duly executed this Power of Attorney as a sealed instrument this 4th day of September 2007.

/s/ Harold E. Ford
Harold E. Ford